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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                                                 6 Months          6 Months
         (Dollars in Thousands)                                                     June            June
                                                                                    1996            1995

                PRIMARY:

                       Weighted average shares and common stock equivalents     26,846,526      28,035,596

                       Net Income                                                  $27,466         $27,754

                       Less Preferred Stock Dividend, Net of Tax                    (1,862)         (1,824)
                                                                              ------------    ------------

                       Income Available to Common Shareholders                     $25,604         $25,930

         PRIMARY EARNINGS PER COMMON SHARE                                           $0.95           $0.92


                FULLY DILUTED:

                       Weighted average shares and common stock equivalents     26,846,526      28,035,596

                       Adjustments (primarily assumed conversion of
                              convertible preferred stock)                       2,437,618       2,445,023
                                                                              ------------    ------------

                                                                                29,284,144      30,480,619

                       Net Income                                                  $27,466         $27,754

                       Additional ESOP Contribution, Net of Tax                       (982)         (1,015)
                                                                              ------------    ------------

                       Adjusted Net Income                                         $26,484         $26,739


         FULLY DILUTED EARNINGS PER SHARE                                            $0.90           $0.88
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